Exhibit 10.7

VALLEY NATIONAL BANK

1455 Valley Road

Wayne, NJ 07470

January 22, 2008

Mr. Alan D. Eskow

Executive Vice President

Valley National Bancorp

Valley National Bank

1455 Valley Road

Wayne, New Jersey 07470

Dear Mr. Eskow:

The Board of Directors of Valley National Bancorp (“Bancorp”) and Valley National Bank (the “Bank”) (collectively, the “Company”) have determined that it is in the best interests of the Bancorp and the Bank for the Company to agree to provide you with certain limited severance rights as provided herein.

The Board recognizes that your employment by the Company without any severance agreement creates tensions which may cause you to seek opportunities elsewhere or affect your views of your present compensation. These arrangements are being made to alleviate, in part, those concerns.

We previously entered into a letter agreement with you, dated June 18, 2002, and subsequently amended, concerning these severance rights. This letter restates and amends those provisions of the prior agreements, and the prior agreements are rescinded upon your consent to this letter.

In view of the foregoing, in consideration of your continued employment with the Company and your consent to this letter, the Company agrees:

1. If the Company elects to terminate you as Executive Vice President of Valley National Bancorp and/or Valley National Bank, upon the termination of your employment the Company will pay you a lump sum severance benefit equal to 12 months of your annual base salary plus a portion of your most recent bonus. The bonus amount shall equal your most recent bonus multiplied by a fraction, the numerator of which is the number of months which have elapsed in the current calendar year and the denominator of which is 12. This severance benefit will not be paid if the Company terminates you for “Cause”. “Cause” means (i) willful and continued failure by the Executive to perform his duties for the Company after at least one warning in writing from the Company’s Board of Directors identifying specifically any such failure; (ii) the willful engaging by the Executive in misconduct which causes material injury to the Company as specified in a written notice to the Executive from the Board of Directors; or (iii) conviction of a crime, other than a traffic violation, habitual drunkenness, drug abuse, or excessive absenteeism other than for illness, after a warning (with respect to drunkenness or absenteeism only) in writing from the Board of Directors to refrain from such behavior. No act or failure to act on the part of the Executive shall be considered willful unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Company. No severance will be paid under this paragraph in the event you are paid a severance benefit pursuant to any change in control agreement with the Company.

2. If you are terminated other than for Cause, or if you die or become disabled, the Company shall, within twenty (20) business days of the termination of employment, pay you (or your estate in the case of death) a lump sum amount equal to one hundred twenty-five percent (125%) of (A) the aggregate COBRA premium amounts (based upon COBRA rates in effect at date of termination) for three (3) years of the health, hospitalization and medical insurance coverage that was being provided to you (and your spouse) at the time of termination of employment, minus (B) the aggregate amount of any employee contributions that would have been required of you (determined as of the termination of employment) for such three (3) year period. The Company also shall pay you a lump sum amount equal to one hundred twenty-five percent (125%) of the Company’s share of the premium for three (3) years of the life insurance coverage provided to a similarly situated active employee (based upon the coverage and rates in effect on the date you terminate employment).

Notwithstanding anything else to the contrary in this letter, the Company may delay payment of benefits provided in Sections 1 and 2 herein for six (6) months following your termination from employment to the extent necessary to comply with Section 409A of the Internal Revenue Code. At the end of such period of delay, you will be paid the delayed payment amounts, plus interest for the period of any such delay. For purposes of the preceding sentence, interest shall be calculated using the six (6) month Treasury Bill rate in effect on the date on which the payment is delayed, and shall be compounded daily. If the conditions of the severance exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) (or any successor Regulation thereto) are satisfied, payment of benefits shall not be delayed for six (6) months following termination of employment to the extent permitted under the severance exception.

As partial consideration for the Company entering into this Agreement, you agree as follows:

3. Following the termination of your employment with the Company for any reason, you shall retain in confidence any confidential information known to you concerning the Company and its business.

4. While you are employed by the Company and for a period of one year thereafter, you will not, without the prior written approval of the Board of Directors of Bancorp, directly or indirectly, as officer, director, employee, shareholder, principal or agent, or in any other capacity, own, manage, operate, consult with or be employed by any insured depository institution which transacts business in the State of New Jersey if such insured depository institution employs or utilizes you in any capacity to solicit the Company’s loan, trust, deposit customers, or other customers of the Company, or employees of the Company.

5. You agree that the Company has no adequate remedy at law for the violation of paragraphs 3 and 4 and that the Company shall be entitled to injunctive relief to enforce such provisions.

Both parties mutually agree as follows:

6. In the event the Company fails to pay to you or your spouse any of the benefits provided herein for a period in excess of 10 business days after a written request to do so, you (or your spouse) shall be entitled to be paid or reimbursed by the Company for the legal fees and expenses incurred by you (or your spouse) in enforcing or interpreting the provisions of this Agreement. The Company hereby agrees to pay or reimburse you for such fees and expenses on a monthly basis, upon your submission of bills or requests for payment. A court shall be entitled to deny you your legal fees and expenses only if it finds you made a claim for benefits hereunder not in good faith and without reasonable cause.

7. This Agreement shall commence on the date hereof and expire on January 1, 2011 (January 1, 2011 is referred to hereafter as the “Initial Expiration Date”). On January l of each year starting January 1, 2009, the Initial Expiration Date shall be automatically extended for an additional one year period (so it remains a three year contract) unless you or Bancorp otherwise elect and so notify the other party in writing prior to January 1 of any year starting with January 1, 2009. This Agreement may be amended, supplemented or changed at any time only by a writing signed by Bancorp and yourself.

8. This Agreement shall be binding upon and inure to the benefit of you, your estate and the Company, and any successor to the Company by merger, consolidation or sale. Neither this Agreement nor any rights arising hereunder may be assigned or pledged by you. This Agreement constitutes the entire agreement between the Company and you with respect to the matters covered hereby (excluding any provisions governing your benefits in the event of a change in control) and replaces any prior agreements or understandings (whether written or unwritten) with respect to such matters. In the event your services are terminated and you are entitled to payments, you shall not be obligated to mitigate your damages and the Company may not offset amounts due to you hereunder. However, in the event you breach the non-compete contained in paragraph 4 hereof, the Company shall not thereafter be obligated to provide you with any benefits hereunder and you shall not be entitled to be paid your legal fees or expenses as provided in paragraph 6 hereof.

If you are in agreement with the foregoing, please so indicate by signing and returning to the Company the enclosed copy of this letter, whereupon this letter shall constitute an agreement between you and the Company.

Very truly yours,

VALLEY NATIONAL BANCORP

	By:	/s/ Robert E. McEntee
AGREED AND ACCEPTED:	Robert E. McEntee, Chairman,
Compensation and Human Resources Committee

/s/ Alan D. Eskow	VALLEY NATIONAL BANK
Alan D. Eskow, Executive
	By:	/s/ Robert E. McEntee
Robert E. McEntee, Chairman,
Compensation and Human Resources Committee